Exhibit 99.1

Additional Information Relating to Results of Operations for the Second Quarter of 2003.

On July 23, 2003, the Company held a conference call with investors and analysts during which its results of operations for the second quarter of 2003 were discussed, including comparisons to results of operations for the second quarter of 2002. The Company presented the following information during that conference call:

Earnings Per Share Comparison

The Company reported earnings for the second quarter of 2003 of $0.08 per share, a reduction of $0.54 from $0.62 per share in the second quarter of 2003.  Results for the second quarter of 2003 include the loss on the sale of long-term notes receivable amounting to $0.25 per share and additional interest charges for early debt retirement amounting to $0.07 per share.  The factors which account for the remaining $0.22 reduction in earnings per share for the second quarter of 2003 compared to the second quarter of 2002 were as follows:

Increases:
Improved manufacturing operations	$0.09
Combination of volume, price and product mix in the Glass Containers Segment	0.03
Favorable currency translation rates	0.01
Decreases:
Higher energy costs	(0.12)
Increased interest expense	(0.07)
Combination of volume, price and product mix in the Plastics Packaging Segment	(0.07)
Reduced pension income	(0.06)
Relocation of an advanced technology systems customer in the Closure and Specialty business	(0.03)

Net reduction in earnings per share	$(0.22)

Combined Segment EBIT Comparison

The factors which account for the net combined Segment EBIT reduction of $30.6 million from $249.6 million in the second quarter of 2002 to $219.0 million in the second quarter of 2003 were as follows (millions of dollars):

Increases:
Improved manufacturing operations	$16.9
Combination of volume, price and product mix in the Glass Containers Segment	7.4
Favorable currency translation rates	5.8
Decreases:
Higher energy costs	(26.9)
Combination of volume, price and product mix in the Plastics Packaging Segment	(14.5)
Reduced pension income	(13.0)
Relocation of an advanced technology systems customer	(6.3)

Net EBIT reduction	$(30.6)

Plastics Packaging Segment EBIT Comparison

The factors which account for the Segment EBIT reduction of $24.5 million from $78.2 million in the second quarter of 2002 to $53.7 million in the second quarter of 2003 were as follows (millions of dollars):

Combination of volume, price and product mix in the Plastics Packaging Segment	$(14.5)
Relocation of an advanced technology systems customer	(6.3)
Reduced pension income	(2.2)
All other factors, net	(1.5)

Total EBIT reduction	$(24.5)

Factors Affecting Glass Containers Segment EBIT

The Company also highlighted several factors which affected EBIT of the Glass Containers Segment in the second quarter of 2003 compared to the second quarter of 2002.  North American glass container operations were unfavorably affected by higher energy costs of $12.7 million and lower unit shipments in the U.S. (3.5%) and Canada (5.9%), led by a 4% decline in containers for beer, resulting primarily from cool, wet spring weather conditions.  EBIT from North

American glass container operations was 16% lower than the prior year second quarter.  European glass container operations benefited from an approximate 7% increase in unit shipments, higher prices and improved productivity.  EBIT from European glass container operations was 31.1% higher than the prior year second quarter.  Unit shipments of the Company’s South American glass container operations were 6.7% below the second quarter of 2002.  Glass container unit shipments declined 9% from the second quarter of 2002 in the Asia Pacific region.

Earnings Per Share Outlook

The Company provided its current earnings forecast for the third quarter of 2003 of approximately $0.40 per share.